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HCA Healthcare, Inc.

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Commencing on April 6, 2021, the following supplemental information will be used in communicating with various media participants and certain stockholders of HCA Healthcare, Inc.

HCA Healthcare operates more than 180 hospitals in a variety of communities throughout the country. Our hospitals are staffed by physicians, clinicians and nurses who work tirelessly to ensure our patients receive medically necessary care in the appropriate clinical setting. We reviewed and considered the CtW Investments Group letter dated October 16, 2020 and provided them with the attached response.

March 8, 2021

Dieter Waizenegger

Executive Director

CtW Investment Group

1900 L Street NW, Suite 900

Washington, DC 20036

Dear Mr. Waizenegger:

At the request of the Chair of the Audit Committee of HCA Healthcare, this letter responds to your two letters to our Company regarding our Medicare emergency room (“ER”) admission rates.

Your most-recent letter and comments to Modern Healthcare suggest that we did not respond to your letter dated October 16, 2020. In fact, we left a voicemail for you on Monday November 30, 2020, and asked for a return phone call. We received none. On Thursday, December 3, 2020, we left a voicemail for Richard Clayton (your Research Director) and asked for a return call. Again, we received none.

We have taken your allegations seriously and thoroughly reviewed them. We found nothing to suggest that ER or medical-staff physicians admit patients to our hospitals based upon anything other than their independent medical judgment. None of our contractual arrangements with physicians incentivize them to admit patients to our hospitals.

Independent organizations retained by CMS, called Quality Improvement Organizations (“QIOs”), regularly review hospital inpatient admissions believed to be at risk for non-compliance with Medicare regulations (primarily short-stay admissions). QIOs reviewed thousands of such admissions to our hospitals, and substantially all were found to be appropriate. The Company also has a rigorous process at corporate to review 100% (or approximately 85,000 annually) of such inpatient admissions to ensure that they comply with Medicare regulations.

The Company takes regulatory compliance very seriously. Over the years, we have developed a comprehensive compliance program, which is designed to ensure that we meet the thousands of complex and ever-changing regulations applicable to healthcare providers. All of this has been recognized by Ethisphere, which has recently designated HCA Healthcare, for the 11th time, as one of the World’s Most Ethical Companies.

Sincerely,

Phil Billington

Senior Vice President

Internal Audit

cc:	Charles O. Holliday, Chairman, Audit & Compliance Committee